EXHIBIT 10.3

                         AGREEMENT NOT TO COMPETE

                  AGREEMENT NOT TO COMPETE dated as of March 27, 1995, between Value Health, Inc., a Delaware corporation (the "Corporation") and Diagnostek, Inc., a Delaware corporation (the "Acquired Company") and Nunzio P. DeSantis ("DeSantis");

                  WHEREAS, pursuant to the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), Value Health Merger-Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Corporation, will, subject to satisfaction of certain conditions, be merged with and into the
Acquired Company with the result that Acquired Company will become a wholly-owned subsidiary of the Corporation (such merger being referred to herein as the "Merger"); and

                  WHEREAS, effective as of the Effective Date (as defined in the Merger Agreement), the employment of DeSantis by the Acquired Company pursuant to the Employment Agreement dated as of October 1, 1990 between Acquired Company and DeSantis shall be terminated by the Acquired Company; and

                  WHEREAS, the Corporation has requested that DeSantis enter into a consulting agreement (the "Consulting Agreement") so that the Corporation can avail itself of DeSantis' unique skills and expertise and extensive experience with respect to those businesses in which the Corporation and the Acquired Company are presently engaged, and DeSantis has agreed to enter into the Consulting Agreement on the terms and conditions set forth therein; and

                  WHEREAS, in the course of developing his skills, expertise and experience, DeSantis has established valuable relationships with suppliers, customers and agencies throughout the United States in healthcare-related fields; and

                  WHEREAS, the Corporation and the Acquired Company have determined that it is imperative in order to protect the value and the benefits which they anticipate will accrue to them by virtue of the Merger, to secure DeSantis' agreement, inter alia, to refrain from competing with the Corporation, the Acquired Company and their affiliates for a period of time considered by the parties hereto to be sufficient to protect the interests of the Corporation, the Acquired Company and their affiliates, and DeSantis is willing to extend such protection to the Corporation and the Acquired Company, all on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and other mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, mutually covenant and agree as follows:



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                  1.   0bligations  of  and   Restrictions  and  Limitations  on
DeSantis.

                           (a) No Competing  Employment  or Service.  During the
                  ten-year period beginning with the Effective Date (the "Restricted Period"), DeSantis will not (as an individual, partner, stockholder, officer, employee, consultant or otherwise), anywhere within the United States of America and its territories and possessions (including Puerto Rico), control, own an interest in, manage, operate, join, lend money or other financial assistance to or participate in or be connected with any individual, partnership, limited liability company, firm, corporation or other entity that, at such time, competes with any of the businesses engaged in by the Corporation, the Acquired Company or any of their subsidiaries (collectively, the "Companies") as of the date of this Agreement, including without limitation activities relating to
                  (i) providing prescription drugs through mail service, (ii) processing prescription drug claims, (iii) providing pharmacy management, administrative, consulting or other services for the benefit of benefit plan sponsors, hospitals, health maintenance organizations, prisons and long-term health care facilities and (iv) disease management product development activities or disease management program implementation services. Nothing contained in this Agreement shall preclude DeSantis from engaging or otherwise being interested in any business or venture which involves the development, manufacture, distribution and/or sale of homeopathic medicines, homeopathic drugs, homeopathic vitamins or other homeopathic or related products, or shall prevent DeSantis from holding, for passive investment only, up to five percent (5%) of any class of equity securities of a company engaged in an activity set forth above in this Section 1(a) whose securities are traded on a national securities exchange, or on NASDAQ or an over-the-counter market.

                           (b) No  Interference.  During the Restricted  Period,
                  DeSantis will not, whether for his own account or for the account of any other individual, partnership, limited liability company, firm, corporation or other


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                  entity,  solicit, offer employment to, endeavor to entice away
                  from  any  of  the  Companies,   or  otherwise   intentionally
                  interfere with the relationship of any of the Companies with, any person who is employed by or otherwise engaged to perform
                  services  for  any  of  the  Companies   (including,   without
                  limitation,   any   independent   sales   representatives   or
                  organizations) or any person who, or organization which, at the time of such interference, is, or was within the then most recent l2- month period, a customer or client of any of the Companies.

                           (c)   Confidential   Information.    Throughout   the
                  Restricted   Period,   DeSantis   agrees   to   maintain   the
                  confidentiality of, and shall not disclose to anyone not employed by any of the Companies nor use for his own benefit or for the benefit of any third party, without prior written consent of the Corporation, any confidential matter or information of any of the Companies including, without limitation, trade secrets, ideas, inventions, designs and other matters of a confidential business nature, such as information about costs, profits, markets, payroll information, plans for future development and any other information of like nature to the extent such information is not available to the public at large. In addition, if presented such confidential matter or information by any third party, DeSantis will not confirm such matter or information or otherwise associate such matter or information with any of the Companies. Commercial use of such information or matter by any of the Companies without specific public disclosure shall not constitute a release of DeSantis' obligation of confidentiality.

                           (d) Property of the  Corporation.  DeSantis agrees to
                  deliver promptly to the Corporation, on termination of the Consulting Agreement or at any time the Corporation may otherwise request prior thereto, all memoranda, notes, records, reports, manuals and any other documents of a confidential nature belonging to any of the Companies and/or pertaining to his consulting projects for any of the Companies, including all copies of such materials which DeSantis may then possess or have under his control. The Corporation agrees to make copies of such materials accessible to DeSantis to the


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                  extent reasonably  required by DeSantis in connection with any tax audit or other government inquiry.

                           (e) Inventions. Any invention, improvement or discovery, whether or not patentable; any copyrightable materials; any trademark or service mark; and any trade secret that relates to the past or present business of any of the Companies (including research and evaluation), which DeSantis may have conceived, made, developed or authored, either alone or in conjunction with others, in the course of his prior employment by the Acquired Company, shall be the sole and exclusive property of the Acquired Company. DeSantis will disclose to the Acquired Company, each such invention, improvement, discovery, copyrightable material, trademark, service mark, or trade secret and will whenever requested to do so by the Corporation, promptly execute any and all applications, assignments and other instruments which the Corporation shall deem necessary in order to apply for and obtain letters patent of the United States and/or foreign countries for such invention, improvement or discovery or U.S. or foreign registrations with respect to any such copyrightable material, trademark or service mark and in order to assign and convey to the Acquired Company or its order the sole and exclusive right, title and interest in and to such invention, improvement, discovery, copyrightable material, trademark, service mark, or trade secret.

                           (f) Remedies.  DeSantis recognizes that, in the event
                  that any of the provisions of this Section 1 are violated, the damage and loss to the Corporation would be immediate, irreparable and incalculable. The parties, therefore, agree that in the event of a violation of any of the provisions of this Section 1, DeSantis shall immediately forfeit the right to receive any additional fees or payments of any kind under both this Agreement and the Consulting Agreement (except for accrued fees for services previously rendered and except as otherwise provided in Section 7 of the Consulting Agreement, the provisions of which shall also apply with respect to the payment of the consideration to which DeSantis is entitled hereunder) and the right to exercise any


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                  unvested  portion of the Option  referred to in the Consulting
                  Agreement. In addition, the Corporation shall be entitled to specific performance of Section 1 of this Agreement and to
                  injunctive  relief,  whether  mandatory  or  prohibitory,   to
                  prevent  the  loss  of,  the   unauthorized   use  of  or  the
                  dissemination  of,  any  confidential   information  or  other
                  matter. Nothing contained herein, however, shall restrict the Corporation's right to pursue any other remedy at law or in equity with respect to such breach or violation including without limitation the right to seek recovery of any fees paid to DeSantis hereunder and other damages which are available under applicable law.

                  2. Payment for Agreement Not to Compete. In consideration of the promises, restrictions and obligations set forth in or imposed by Section 1 hereof, the Corporation shall pay DeSantis the sum of $3,500,000 which amount shall be paid in two equal installments, the first of which shall be paid on the Effective Date and the second of which shall be paid on the first anniversary of the Effective Date.

                  3. Notice. Any notice that either party hereto may desire to give the other shall be deeded delivered three days after the date on which such Notice has been deposited in the United States Mail as certified or registered mail, return receipt requested, addressed as follows:

                    To the Corporation:

                    Value Health, Inc.
                    22 Waterville Road
                    Avon, Connecticut  06001
                    Attn:  General Counsel
                    Facsimile No.:  (203) 676-8695

                    To DeSantis:

                    Nunzio P. DeSantis
                    4500 Alexander Boulevard, N.E.
                    Albuquerque, New Mexico 87107
                    Facsimile No.:  (505) 761-6125

provided that the addresses above specified may be changed by either party hereto giving notice thereof to the other pursuant to this paragraph. Notice may also be given by facsimile to the foregoing facsimile numbers or personal delivery at the foregoing addresses, and delivery of any such


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notice  shall be deemed made at the time of the  sending of a facsimile  or upon the making of a personal delivery.

            4. No Conflict. DeSantis represents and warrants that he is not a party to any agreement or under any obligation which would conflict with the terms of this Agreement or prevent him from carrying out his responsibilities under this Agreement.

            5. Waiver/Miscellaneous. No waiver of any provision of this Agreement shall be effective unless in a writing signed by the waiving party.

            6. Assignment; Binding Effect. The obligations of DeSantis hereunder are personal and may not be assigned or delegated by him under any circumstances. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            7. Headings. The paragraph and other headings in this Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Agreement.

            8. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision thereof is invalid or unenforceable (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be performed in that state and without regard to law that might otherwise govern under applicable principles of conflict of laws.

           10.     Counterparts.   This  Agreement  may  be  executed  in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11. Entire Agreement/Modification. The terms and provisions of this instrument constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous communications, representations or agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.


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This Agreement may not be amended,  modified or altered except in writing signed by the parties.

            12. Effectiveness. Notwithstanding anything in this Agreement, it is expressly understood and agreed by all parties hereto that, in the event that the Merger Agreement is terminated for any reason whatsoever, this Agreement shall be null and void, ab initio, without any liability on the part of any party (or any of such parties' affiliates) to any other party.


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            IN WITNESS WHEREOF,  the parties hereto have executed this Agreement in duplicate on this 27th day of March, 1995.


                             /s/ Nunzio P. DeSantis
                             Nunzio P. DeSantis


                             Value Health, Inc.

                             By:  /s/ Robert E. Patricelli
                             Title: Chief Executive Officer


                             Diagnostek, Inc.

                             By:  /s/ William Barron
                             Title: President